Exhibit 99.1

FOR IMMEDIATE RELEASE

BofI Holding, Inc. Mourns the Passing of

Director Gordon L. Witter Jr.

SAN DIEGO, CA – (Marketwire – January 26, 2011) – BofI Holding, Inc. (“BofI”) (Nasdaq: BOFI), parent of Bank of Internet USA, announced today that Gordon Witter Jr., a member of the Company’s Board of Directors, passed away on Friday, January 14th.

Mr. Witter was elected to the Board of Directors in 1999 and served for 11 years. Mr. Witter was a dedicated board member, participating in the Audit Committee, the Internal Asset Review Committee, the Loan Committee and chaired the Compensation Committee. His presence and contribution will be greatly missed.

Chairman of the Board Ted Allrich and President and Chief Executive Officer Greg Garrabrants stated: “We are deeply saddened by the passing of Mr. Witter. Gordon was not only a valued member of our Board of Directors, but he was also a personal friend and an outstanding member of the San Diego community serving on the boards of several large not-for-profit foundations. His advice and oversight contributed greatly to our success. We appreciated his service and we extend our deepest sympathies to his family.”

BofI is currently in the process of searching for a replacement to fill the board seat vacated by Mr. Witter.

About BofI Holding, Inc.

BofI Holding, Inc. (NASDAQ:BOFI) is the holding company for Bank of Internet USA (the “Bank”), a nationwide savings bank that operates primarily through the Internet. The Bank provides a variety of consumer and wholesale banking services, focusing on gathering retail deposits over the Internet, and originating and purchasing single and multifamily mortgage loans, and purchasing mortgage-backed securities. BofI operates its Internet-based bank from a single location in San Diego, California. For more information on Bank of Internet USA, please visit http://www.bankofinternet.com.

For up-to-date company information and facts and figures about BofI Holding, Inc. visit www.bofiholding.com or contact Kristi Procopio at (858) 704-6239.